Exhibit 10.2

[Company Letterhead]

May [•], 2020

[Full Name]

[Address]

Dear [First Name]:

This letter memorializes the understanding between you and Select Energy Services, LLC, a Delaware limited liability company (the “Company”)[ and Rockwater Energy Solutions Administrative Services, LLC, a Delaware limited liability company, (“Rockwater Services”)]1 regarding your compensation for your employment as [Title] of the Company beginning May [•], 2020 (the “Effective Date”).  As of March 1, 2020 your annualized base salary was reduced from $[•] (your “2020 Annual Base Salary”) to $[•], reflecting a 10% temporary reduction in your annualized base salary, and on June 1, 2020, your 2020 Annual Base Salary will be reduced by an additional [Ladhani: 10 // Pistono, Swyka and Law: 5]% such that your temporarily reduced base salary shall be $[•]. [Ladhani and Pistono: The Company and Rockwater Services intend // Swyka and Law: The Company intends] to reevaluate your annualized based salary quarterly.

As you know, you and [Ladhani and Pistono: Rockwater Services // Swyka and Law: the Company] are parties to that certain Employment Agreement effective as of [Ladhani: June 1, 2011 // Pistono: September 4, 2012 // Swyka and Law: March 1, 2019] (as amended, the “Employment Agreement”)[, and you, Rockwater Services and Rockwater Energy Solutions, LLC (f/k/a Rockwater Energy Solutions, Inc.) are parties to that certain First Amendment to Employment Agreement dated February 21, 2020 (the “First Amendment”)]2. This letter shall be deemed to amend the Employment Agreement,[ as amended by the First Amendment,]3 as of the Effective Date, to the extent any provision of your Employment Agreement is inconsistent with this letter.  All other provisions of the Employment Agreement, [Ladhani and Pistono: including the provisions of Articles V, VI and VIII of the Employment Agreement // Swyka and Law: including the restrictive covenants set forth in Sections 9, 10 and 11 of the Employment Agreement], shall remain in full force and effect.  In signing below, you hereby explicitly consent to the changes described in this letter, and in return for your continued employment as described above, you hereby waive any and all rights you may have to terminate your employment with [Ladhani and Pistono: Rockwater Services // Swyka and Law: the Company] or its affiliates for Good Reason (or similar or related definitions) (as such term is defined in the Employment Agreement) as a result of these changes (including any right to receive any payments or benefits pursuant to the Employment Agreement or any other plan, program, or agreement sponsored or maintained by the Company or any of its affiliates (collectively, the “Company Plans”) as a result of these changes). For the avoidance of doubt, execution of this letter will not be deemed to constitute a (i) consent to any future modification to your responsibilities, duties or compensation

[1]	Note to Draft: Ladhani/Pistono
[2]	Note to Draft: Ladhani/Pistono
[3]	Note to Draft: Ladhani/Pistono

that are not described in this letter (such modifications, if any, the “Future Modifications”) or (ii) waiver of your right, if any, to terminate your employment with the Company or its Affiliates for Good Reason pursuant to the terms of your Employment Agreement or any other Company Plan as a result of any Future Modifications.

You further acknowledge that nothing in this letter shall be construed in any way to limit the right of [Ladhani and Pistono: Rockwater Services // Swyka and Law: the Company] or its affiliates to terminate your employment, with or without cause, or for you to terminate your employment with [Ladhani and Pistono: Rockwater Services // Swyka and Law: the Company] or its affiliates, with or without reason, nor shall this letter limit the rights of the stockholders of the Company under the Company’s Second Amended and Restated Bylaws.

This letter shall still be terminated and become null and void following 30 days’ advance written notice by [Ladhani and Pistono: any of the parties hereto // Swyka and Law: either party hereto], and the terms of your Employment Agreement[, as amended by the First Amendment,]4 shall be reinstated to the extent amended by this letter. If your annualized base salary on the 30th day following delivery of such notice is not at least equal to your 2020 Annual Base Salary, then as of such date, you shall have the right to terminate your employment with [Ladhani and Pistono: Rockwater Services // Swyka and Law: the Company] or its affiliates for Good Reason for [Ladhani and Pistono: 135 // Swyka and Law: 60] days thereafter as a result of the reduction of your 2020 Annual Base Salary pursuant to the terms of your Employment Agreement[, as amended by the First Amendment,]5 and [Ladhani and Pistono: Rockwater Services // Swyka and Law: the Company] shall have no right to cure such circumstances giving rise to your resignation for Good Reason.

Notwithstanding anything in this letter to the contrary, in the event your employment with [Ladhani and Pistono: Rockwater Services // Swyka and Law: the Company] terminates in any manner such that a payment is required to be made to you pursuant to [Ladhani and Pistono: the provisions of Article VII // Swyka and Law: the provisions of Section 7] of the Employment Agreement, such payment shall be calculated using your 2020 Annual Base Salary as the “Base Salary” for purposes of such calculation. Any short-term incentive compensation targets for 2020 shall be calculated based on your 2020 Annual Base Salary.

Please indicate your agreement with the foregoing by signing and dating below and returning an executed copy of this letter to me.

[Signature Page to Follow]

[4]	Note to Draft: Ladhani/Pistono
[5]	Note to Draft: Ladhani/Pistono

[ROCKWATER ENERGY SOLUTIONS ADMINISTRATIVE SERVICES, LLC]6

[SELECT ENERGY SERVICES, LLC]7

By:

Name: [                                     ]

Title: [                                       ]

AGREED AND ACKNOWLEDGED:

[Name]

Date: ______________________________

[6]	Note to Draft: Ladhani/Pistono
[7]	Note to Draft: Law/Swyka

3